EXHIBIT 10.3
FORM OF
RESTRICTED STOCK AGREEMENT
(Employee — Under Annual Award Plan)
     This RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into as of the            day of                     ,           , by and between Graham Corporation, a corporation organized and existing under the laws of the State of Delaware and having an office at 20 Florence Avenue, Batavia, New York 14020 (the “Company”) and                                          (the “RSA Holder”).
W I T N E S S E T H :
     WHEREAS, by action of its Board of Directors (the “Board”), the Company has adopted the 2000 Graham Corporation Incentive Plan to Increase Shareholder Value (the “Plan”), pursuant to which Restricted Stock Awards (“RSAs”) with respect to shares of common stock of the Company (“Shares”) may be granted to the Company’s eligible officers and employees; and
     WHEREAS, pursuant to Article III of the Plan, a Compensation Committee (the “Committee”) has been appointed to select the individuals to whom RSAs shall be granted and to prescribe the terms and conditions of such grants; and
     WHEREAS, the Committee has determined that the RSA Holder is eligible to be granted an RSA and desires to grant an RSA to the RSA Holder, and the RSA Holder desires to accept such grant, on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, the Company and the RSA Holder hereby agree as follows:
     Section 1. Grant of RSA. As of the date set forth above, the Company hereby grants, and the RSA Holder hereby accepts the Company’s grant of, an RSA of            Shares (the “Restricted Shares”), on the terms and conditions hereinafter set forth.
     Section 2. Restrictions and Vesting.
          (a) Subject to the terms set forth in this Agreement, provided that the RSA Holder is still a full-time employee of the Company at that time, the Restricted Shares will vest on the following dates (each, a “Vesting Date”) as follows:
[vesting schedule]
          (b) (i) Upon the date that the RSA Holder becomes eligible for Retirement, a portion of the outstanding Restricted Shares under this Agreement shall immediately vest in full. Such portion shall be the number of shares with a Fair Market Value on such date equal to the minimum tax required to be withheld by the Company on the Fair Market Value of all of the outstanding Restricted Shares under this Agreement on such date. The Company shall deduct and apply the shares that so vest to cover the tax withholding on the Fair Market Value of all outstanding Restricted Shares under this Agreement on such date that are taxable as a result of the employee becoming eligible for Retirement. For purposes of this Agreement, “Retirement” shall mean a voluntary separation from service by the RSA Holder when he or she is at least age 60 and has been employed by the Company on a full-time basis for ten or more years.

               (ii) Upon the death, Disability or Retirement of the RSA Holder, all outstanding Restricted Shares under this Agreement shall immediately vest in full.
          (c) Except as otherwise provided by Section 2(b), or unless the Committee determines otherwise, if the RSA Holder’s employment terminates before a Vesting Date for any reason, the unvested Restricted Shares as of such date shall be forfeited and cancelled immediately.
     Section 3. Rights as a Stockholder. The RSA Holder will have the rights of a stockholder with respect to the Restricted Shares, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such Shares from time to time and the right to vote (in person or by proxy) such Restricted Shares at any meeting of stockholders of the Company.
     Section 4. Restrictions on Transfer of Restricted Shares. The Restricted Shares, and the right to vote the Restricted Shares and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the applicable Vesting Date, whether by operation of law or otherwise, except by will or the laws of descent and distribution. The RSA Holder agrees that any certificate representing the Restricted Shares (or any portion thereof) will be held by the Company’s stock transfer agent or other representative of the Company (the “RSA Agent”) until the applicable Vesting Dates are satisfied and the Company’s provides written authorization to such RSA Agent.
     Section 5. Registration and Delivery of Restricted Shares. The Company’s obligation to deliver Shares under this Agreement and/or authorize the RSA Agent to release Restricted Shares shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the RSA Holder to whom such Shares are to be delivered, in such form as the Committee shall determine to be reasonably necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under this Agreement prior to (a) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (b) the completion of such registration or other qualification under any state or federal law, rule or regulations as the Committee shall determine to be necessary or advisable.
     Section 6. Adjustments in the Event of Reorganization. In the event of any merger, consolidation, or other business reorganization in which the Company is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of Shares held by each person who is then a shareholder of record, the number of Restricted Shares shall be adjusted to account for such event. Such adjustment shall be effected by multiplying such number of Restricted Shares by an amount equal to the number of Shares that would be owned after such event by a person who, immediately prior to such event, was the holder of record of one Share.
     Section 7. No Right to Continued Employment. Nothing in this Agreement nor any action of the Board or Committee with respect to this Agreement shall be held or construed to confer upon the RSA Holder any right to a continuation of employment by the Company or any of its affiliates which employ the RSA Holder. The RSA Holder may be dismissed or otherwise dealt with as though this Agreement had not been entered into.
     Section 8. Taxes. Where any person is entitled to receive Shares pursuant to the RSA granted hereunder, the Employer shall have the right to require such person to pay to the Employer the amount of any tax which the Employer is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.
     Section 9. No Assignment. The RSA granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such RSA be liable for or subject to debts, contracts, liabilities, engagements or torts, nor shall it be transferable by the RSA Holder other than by will or by the laws of descent and distribution.
     Section 10. Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:
           (a) If to the Committee:
Graham Corporation
20 Florence Avenue
Batavia, New York 14020
Attention: Chief Accounting Officer
           (b) If to the RSA Holder, to the RSA Holder’s then current residential address as set forth in the Company’s personnel records.
     Section 11. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company and the RSA Holder and their respective heirs, successors and assigns.
     Section 12. Construction of Language. Whenever appropriate in the Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan.
     Section 13. Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law.
     Section 14. Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time by written agreement between the Company and the RSA Holder.
     Section 15. Plan Provisions Control. This Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Agreement, the RSA Holder acknowledges receipt of a copy of the Plan.
     Section 16. Acceptance by RSA Holder. By executing this Agreement and returning a fully executed copy hereof to the Committee at the address specified in section 10, the RSA Holder signifies his acceptance of the terms and conditions of this RSA. If a fully executed copy of this Agreement is not received by the Committee within forty-five (45) days after the date when it is presented to the RSA Holder, the Committee may revoke the RSA granted, and thereby avoid all obligations, hereunder.
     IN WITNESS WHEREOF, the RSA Holder has executed, and the Company has caused its duly authorized representative to execute, this Agreement as of the date first above written.

GRAHAM CORPORATION

By:

James R. Lines
President and Chief Executive Officer
ATTEST:

Assistant Secretary

[SEAL]	RSA HOLDER

Name: